Exhibit 99.1

Flexion Therapeutics Announces FDA Approval of sNDA to

Revise ZILRETTA® (triamcinolone acetonide extended-release

injectable suspension) Product Label

Conference call scheduled for Friday, December 27, 2019 at 8:00 a.m. ET

BURLINGTON, Mass., December 26, 2019 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today announced that the U.S. Food and Drug Administration (FDA) has approved a supplemental New Drug Application (sNDA) to update the product label for ZILRETTA (triamcinolone acetonide extended-release injectable suspension) for the treatment of osteoarthritis (OA) knee pain.

Key elements of the label update include:

•

Removal of language which stated that ZILRETTA was “not intended for repeat administration.” The updated label states that the “efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.”

•	Inclusion of a study description and safety data from the single-arm, open-label Phase 3 repeat administration trial.

•

Removal of a misleading statement describing a single secondary exploratory endpoint in the original Phase 3 pivotal trial which compared ZILRETTA to immediate release triamcinolone acetonide crystalline suspension.

•	Inclusion of nonclinical toxicology data from previously submitted single and repeat administration studies in non-diseased animals.

“We are very pleased with the new product label as it achieves our primary goal of removing unclear language pertaining to repeat administration, which we believe was potentially confusing to patients, physicians and payers alike,” said Michael Clayman, M.D., President and Chief Executive Officer of Flexion. “In addition, we are gratified by the inclusion of safety data from our repeat administration trial and the removal of the inappropriate comparator statement. We believe the updated label supports our goal of seeing ZILRETTA become the leading intra-articular therapy for managing OA knee pain.”

Added John Richmond, M.D., Medical Director for Network Development, New England Baptist Hospital, “As both a clinician and a ZILRETTA patient, I have firsthand experience with the significant magnitude and duration of pain relief it can provide to people confronting knee OA. ZILRETTA is an invaluable non-opioid option for managing chronic OA knee pain, and it is encouraging to see a new product label that better informs clinical decision making.”

Conference Call

Flexion’s management will host a conference call at 8:00 a.m. on Friday, December 27, 2019 to discuss the approval. The dial-in number for the conference call is (855) 770-0022 for U.S. participants and (908) 982-4677 for international participants, with Conference ID # 5887398. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website at www.flexiontherapeutics.com. A webcast replay will be available online after the call.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of osteoarthritis pain of the knee.

Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•

Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•

Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

•	Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.

•

Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZilrettaLabel.com for full Prescribing Information.

About ZILRETTA

On October 6, 2017, ZILRETTA was approved by the U.S. FDA as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide — a commonly administered, short-acting corticosteroid — with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced knee pain for 12 weeks, with some people experiencing pain relief through Week 16.

About Osteoarthritis (OA) of the Knee

OA, also known as degenerative joint disease, affects more than 30 million adults living in the U.S. and accounts for more than $185 billion in annual expenditures. In 2016, more than 15 million Americans were diagnosed with OA of the knee and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. The prevalence of OA is expected to continue to increase as a result of aging, obesity and sports injuries. Each year, approximately five million OA patients receive either an immediate-release corticosteroid or hyaluronic acid intra-articular injection to manage their knee pain.

About Flexion Therapeutics

Flexion Therapeutics (Nasdaq:FLXN) is a biopharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, the most common form of arthritis. The company’s core values are focus, ingenuity, tenacity, transparency and fun. Visit flexiontherapeutics.com.

Forward-Looking Statements

This release contains forward-looking statements that are based on the current expectations and beliefs of Flexion. Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; ZILRETTA’s market potential and potential benefits; the future impact of the changes to ZILRETTA’s label; and expected increases in the rate of individuals with OA of the knee, are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, whether the changes to the ZILRETTA label impact physicians’ willingness to prescribe, and payers’ willingness to reimburse, ZILRETTA; risks associated with commercializing new pharmaceutical products in the United States; the risk that we may not be able to successfully maintain an effective sales force or product supply to commercialize ZILRETTA; competition from alternative therapies; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to ZILRETTA; the risk that ZILRETTA may not be successfully commercialized, including as a result of limitations in ZILRETTA’s label and package insert information; risks regarding our ability to obtain adequate reimbursement from payers for ZILRETTA; risks related to the manufacture and distribution of ZILRETTA, including our reliance on sole sources of supply and distribution; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; the risk that we may use our capital resources in ways that we do not currently expect; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the SEC on November 7, 2019 and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

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Contacts:

Scott Young

Vice President, Corporate Communications & Investor Relations

Flexion Therapeutics, Inc.

T: 781-305-7194

syoung@flexiontherapeutics.com

Julie Downs

Senior Manager, Corporate Communications & Investor Relations

Flexion Therapeutics, Inc.

T: 781-305-7137

jdowns@flexiontherapeutics.com